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[CITGO LOGO]
                               NEWS RELEASE
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                   CITGO PETROLEUM CORPORATION, P.O. BOX 3758, TULSA, OK  74102
                   KENT YOUNG  918/495-5111          KATE ROBBINS  918/495-5764
                   JENNIFER HILL 918/495-4260        FACSIMILE 918/495-5269

FOR IMMEDIATE RELEASE:
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February 28, 2003
                           CITGO Enhances Liquidity
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TULSA, Okla., -- CITGO Petroleum Corporation has completed its offering of
$550-million of Senior unsecured notes. The notes have a term of eight years and were sold at 99.38-percent of par. The interest rate for the notes is 11.375-percent.

         Also, CITGO has closed on a three-year $200-million Senior Secured Term B Loan. Security is CITGO's 15.8-percent equity interest in Colonial Pipeline and CITGO's 6.8-percent equity interest in Explorer Pipeline. Both pipelines are common carrier refined products pipelines that serve the U.S. East Coast and the Midwest, respectively.

         In addition, a $200-million accounts receivable facility has been completed with a major financial institution. This facility allows for the non-recourse sale of certain of CITGO's accounts receivable to independent third parties.

         These three transactions totaling $950-million enhance CITGO's liquidity position. CITGO's President & CEO Oswaldo Contreras said, "These transactions are significant steps toward strengthening CITGO's ongoing liquidity during a period when refining margins could be volatile and there are significant regulatory capital expenditures being forced on the industry. In addition, in February 2003, CITGO received 100-percent of its contract crude oil volumes from Petroleos de Venezuela, S.A. (PDVSA) and has received confirmation from PDVSA that it expects to deliver the full contract volume during March, 2003."

         CITGO Petroleum Corporation is a leading energy company engaged in the refining, marketing and transportation of petroleum products including gasoline, diesel fuel, jet fuel, petrochemicals, lubricants, asphalt and refined waxes. The Company operates fuels refineries in Louisiana, Texas and Illinois and asphalt refineries in New Jersey and Georgia with a total crude oil capacity of approximately 865,000 barrels per day. CITGO is also one of the five largest branded gasoline suppliers within the United States with more than 13,000 branded, independently owned and operated locations and an approximate seven-percent market share.

         This news release contains forward looking statements. Specifically, all statements pertaining to our margins, net income, liquidity, capital expenditures and available capital resources are forward looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. These risks and uncertainties include developments in Venezuela and third parties' perceptions and reactions to them; changes in the availability and cost of crude oil, feedstocks, blending components and refined products; changes in prices or demand for CITGO products as a result of competitive actions or economic factors; changes in environmental and other regulatory requirements, which may affect operations, operating costs and capital expenditure requirements; costs and uncertainties associated with technological change and implementation; inflation; and continued access to capital markets and commercial bank financing on favorable terms. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this release. We undertake no obligation to publicly release any revision to these forward looking statements to reflect events or circumstances after the date of this report.
         For more information, see CITGO's website at www.citgo.com.
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